Exhibit 99.1

Nordson Corporation Reports Record Quarterly Results and Guides to Record Full Year Performance

  Sales grow 14 percent over prior year’s third quarter to $459 million, inclusive of 8 percent organic growth
  Operating profit increases 23 percent to $114 million compared to $93 million a year ago, with operating margin of 25 percent
  GAAP diluted EPS increases 20 percent to $1.21 in the third quarter compared to $1.01 a year ago
  Pro-forma 12 week order rates increase 4 percent over same period a year ago
  Fourth quarter 2014 guidance: sales expected to increase 10 to 14 percent over prior year, inclusive of 7 to 11 percent organic volume growth; GAAP diluted EPS in the range of $1.07 to $1.17

WESTLAKE, Ohio--(BUSINESS WIRE)--August 21, 2014--Nordson Corporation (Nasdaq: NDSN) today reported results for the third quarter of fiscal year 2014. For the quarter ending July 31, 2014, sales were $459 million, a 14 percent increase over the prior year’s third quarter. This increase in sales included an 8 percent increase in organic volume, a 5 percent increase related to the first year effect of acquisitions, and a 1 percent increase related to the favorable effects of currency translation. Operating profit was $114 million, net income was $78 million, and GAAP diluted earnings per share were $1.21. Prior year third quarter sales, operating profit, net income and diluted earnings per share were $403 million, $93 million, $65 million and $1.01, respectively. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Our team continued to apply our model of innovative products, application expertise and global customer support across our diverse and growing end markets, resulting in organic growth in every segment and geography and all-time quarterly records in sales, operating profit and earnings per share,” said Nordson President and CEO Michael F. Hilton. “Operating margin in the quarter was 25 percent, two percentage points higher than the strong level we delivered in the third quarter a year ago. We also continued our balanced approach to capital deployment during the quarter, investing $36 million for the repurchase of shares and distributing approximately $11 million in dividends during the quarter. Free cash flow in the quarter before dividends was $70 million and our balance sheet has significant capacity for ongoing capital deployment. Shortly after the end of the quarter, we also announced the purchase of Avalon Laboratories, a high performing manufacturer of single use specialty medical tubing. This business is a great strategic addition to our existing range of fluid management solutions for the global medical device market, and we’re pleased to welcome all Avalon employees to Nordson.”

Third Quarter Segment Results

Sales volume in the Adhesive Dispensing Systems segment improved 15 percent compared to the third quarter a year ago, inclusive of 5 percent organic growth and 10 percent growth from the first year effect of the Kreyenborg acquisition. “The organic growth was driven by disposable hygiene, rigid packaging and polymer processing end markets, and by growth in every region,” said Hilton. The Adhesive Dispensing segment’s operating margin was 27 percent, an improvement of 1 percentage point over the same period a year ago.

The Advanced Technology Systems segment generated third quarter sales volume growth of 15 percent over the prior year. “Strong organic growth in all segment product lines during the quarter was led by demand for automated dispensing equipment related to electronic mobile device assembly, as well as continued solid demand for our electronic test and inspection and surface treatment equipment,” said Hilton. “We also are pleased by robust growth in our semi-automated dispensing systems and single use fluid management components related to medical and industrial end markets.” Geographically, organic sales growth was strongest in Japan, Asia Pacific and the Americas. Operating margin for the Advanced Technology segment was 32 percent in the third quarter, an improvement of 4 percentage points over the same period a year ago, with incremental operating margin of 57 percent.

Industrial Coating Systems segment sales volume increased less than 1 percent compared to the third quarter a year ago. “Solid growth in the U.S. and Europe led by cold material dispensing equipment for automotive and industrial end markets was offset by softness in other regions and in selected durable goods end markets,” said Hilton. “Overall segment operating margin was 13 percent in the third quarter, a solid level for this business given the quarter’s level of revenue and product mix, and equal to the prior year’s third quarter.”

Detailed results by operating segment and geography are included in the attached tables.

Fiscal Year-to-Date Results

For the first nine months of fiscal year 2014, sales were $1.2 billion, a 9 percent increase over the same period a year ago. This increase in sales included a 4 percent increase in organic volume and a 5 percent increase related to the first year effect of acquisitions. The effect of currency translation compared to the same period a year ago was not material. First nine months operating profit was $261 million, net income was $175 million and GAAP diluted earnings per share were $2.71. Prior year first nine months sales, operating profit, net income and diluted earnings per share were $1.1 billion, $237 million, $162 million and $2.50, respectively.

“Order rates began to gain momentum during our second quarter and continued to be strong into our third quarter, resulting in year-to-date performance that has outpaced the levels of a year ago,” said Hilton. “Diluted earnings per share increased by 11 percent compared to the first nine months a year ago, excluding one-time items in both periods.”

Order Rates and Backlog

Order rates for the 12-week period ending August 17, 2014, measured in constant currency, increased by 4 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2013 and 2014 acquisitions were owned in both years.

Backlog for the quarter ended July 31, 2014 was approximately $266 million, an increase of 36 percent compared to the same period a year ago, and inclusive of 25 percent organic growth and 11 percent growth due to the Kreyenborg acquisition. Current backlog increased 9 percent compared to the second quarter ended April 30, 2014. Backlog amounts are calculated at July 31, 2014 exchange rates.

Outlook

For the fourth quarter of fiscal 2014, sales growth is expected to be in the range of 10 percent to 14 percent as compared to the fourth quarter a year ago. This growth is inclusive of organic volume growth of 7 to 11 percent and 3 percent growth from the first year effect of the Kreyenborg and Avalon acquisitions. The effect of currency translation is expected to be immaterial as compared to the prior year’s fourth quarter based on the current exchange rate environment. GAAP diluted earnings per share are expected to be in the range of $1.07 to $1.17, inclusive of a $0.02 short term purchase accounting charge related to the step-up in value of inventory acquired in the Avalon acquisition.

“We are forecasting a strong fourth quarter based on our backlog and current 12 week order rates,” said Hilton. “The midpoint of our guidance includes organic sales growth of 9 percent over the prior year’s fourth quarter. We expect this growth to be broad based across the diverse consumer durable, non-durable, medical, electronics and industrial end markets we serve. Operating margin at the midpoint of our guidance, excluding the charge related to the Avalon acquisition, is expected to be approximately 24 percent in the fourth quarter, an improvement of three percentage points over the prior year. Our team remains focused on delivering value to customers, driving continuous improvement throughout the business, and providing strong returns for our shareholders.”

Nordson will broadcast its third quarter conference call on its web site at www.nordson.com/investors on Friday, August 22, 2014 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation delivers precision technology solutions that help customers succeed worldwide. The company engineers, manufactures and markets differentiated products and systems used for precision dispensing of adhesives, coatings, sealants, biomaterials, fluids and other materials, plastic extrusion and injection molding, electronics testing and inspecting, and surface preparation, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2014
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2014	2013	2014	2013

Net sales	$458,550	$402,960	$1,235,431	$1,132,103
Cost of sales	201,039	177,877	547,586	492,853
Selling & administrative expenses	143,056	131,867	426,697	402,268

Operating profit	114,455	93,216	261,148	236,982

Interest expense - net	(3,673)	(3,241)	(10,451)	(10,741)
Other income (expense) - net	(236)	2,699	(851)	934

Income before income taxes	110,546	92,674	249,846	227,175
Income taxes	32,667	27,250	75,153	65,135

Net Income	$77,879	$65,424	$174,693	$162,040

Return on sales	17%	16%	14%	14%
Return on average shareholders' equity	33%	34%	25%	30%

Average common shares outstanding (000's)	63,482	64,137	63,888	64,242
Average common shares and common share equivalents (000's)	64,141	64,854	64,519	64,923

Per share:

Basic earnings	$1.23	$1.02	$2.73	$2.52
Diluted earnings	$1.21	$1.01	$2.71	$2.50

Dividends paid	$.18	$.15	$.54	$.45

Total dividends	$11,421	$9,622	$34,525	$28,930

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2014	2013

Cash and marketable securities	$53,223	$42,375
Receivables	358,189	308,707
Inventories	210,352	198,401
Other current assets	58,027	51,087
Total current assets	679,791	600,570

Property, plant & equipment - net	209,285	200,979
Other assets	1,220,369	1,240,740
	$2,109,445	$2,042,289

Notes payable and debt due within one year	$20,160	$14,436
Accounts payable and accrued liabilities	239,897	221,035
Total current liabilities	260,057	235,471

Long-term debt	612,358	638,158
Other liabilities	278,255	280,797
Total shareholders' equity	958,775	887,863
	$2,109,445	$2,042,289

Other information:

Employees	5,766	5,801

Common shares outstanding (000's)	63,328	64,218

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2014
(Unaudited)

	Third Quarter		% Growth over 2013			Year-to-Date		% Growth over 2013
SALES BY BUSINESS SEGMENT	2014	2013	Volume	Currency	Total	2014	2013	Volume	Currency	Total

Adhesive dispensing systems	$226,762	$195,992	14.7%	1.0%	15.7%	$668,187	$575,750	16.4%	-0.3%	16.1%
Advanced technology systems	174,636	150,280	15.0%	1.2%	16.2%	399,805	388,990	2.2%	0.6%	2.8%
Industrial coating systems	57,152	56,688	0.3%	0.5%	0.8%	167,439	167,363	0.3%	-0.3%	0.0%

Total sales by business segment	$458,550	$402,960	12.8%	1.0%	13.8%	$1,235,431	$1,132,103	9.1%	0.0%	9.1%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2014	2013				2014	2013

Adhesive dispensing systems	$60,806	$50,998				$171,425	$146,011
Advanced technology systems	56,444	42,465				97,664	96,310
Industrial coating systems	7,471	7,585				21,762	22,896
Corporate	(10,266)	(7,832)				(29,703)	(28,235)

Total operating profit by business segment	$114,455	$93,216				$261,148	$236,982

	Third Quarter		% Growth over 2013			Year-to-Date		% Growth over 2013
SALES BY GEOGRAPHIC REGION	2014	2013	Volume	Currency	Total	2014	2013	Volume	Currency	Total

United States	$119,705	$115,809	3.4%	-	3.4%	$360,904	$341,926	5.6%	-	5.6%
Americas	31,296	28,017	13.5%	-1.8%	11.7%	89,705	91,851	0.9%	-3.2%	-2.3%
Europe	126,639	103,877	16.8%	5.1%	21.9%	365,172	297,708	18.7%	4.0%	22.7%
Japan	34,593	26,704	32.2%	-2.7%	29.5%	89,727	93,914	3.7%	-8.2%	-4.5%
Asia Pacific	146,317	128,553	13.9%	-0.1%	13.8%	329,923	306,704	7.9%	-0.3%	7.6%

Total Sales by Geographic Region	$458,550	$402,960	12.8%	1.0%	13.8%	$1,235,431	$1,132,103	9.1%	0.0%	9.1%

	Third Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2014	2013				2014	2013

Net income	$77,879	$65,424				$174,693	$162,040
Depreciation and amortization	14,608	13,366				43,839	39,555
Other non-cash charges	3,003	2,282				13,307	12,705
Changes in operating assets and liabilities	(14,721)	10,883				(48,881)	(19,716)
Net cash provided by operating activities	80,769	91,955				182,958	194,584

Additions to property, plant and equipment	(11,442)	(10,855)				(27,936)	(34,569)
Proceeds from the sale of property, plant and equipment	179	3,730				278	3,760

Free cash flow before dividends	$69,506	$84,830				$155,300	$163,775

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 17, 2014
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-	United States	11%
Advanced technology systems	4%	Americas	-1%
Industrial coating systems	18%	Europe	2%
		Japan	39%
Total	4%	Asia Pacific	-8%

		Total	4%
Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2013 and 2014 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THIRD QUARTER PERIOD
Period Ending July 31, 2014
(Unaudited)
	Third Quarter		Year-to-Date
	2014	2013	2014	2013

Diluted EPS as reported (U.S. GAAP)	$1.21	$1.01	$2.71	$2.50

Short-term inventory purchase accounting adjustments	-	-	0.02	-
Acquisition costs	-	0.01	-	0.01
Severance and restructuring	-	-	0.01	0.01
Gain on sale of real estate	-	(0.02)	-	(0.02)
Discrete tax items	(0.01)	(0.01)	(0.01)	(0.05)

Diluted EPS as adjusted (Non-GAAP)	$1.20	$0.99	$2.73	$2.45

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com